Exhibit 4.11

Site Rental and Incubation Agreement

Reminder:

The signing of this agreement is applicable to the following: (Please mark “√” where applicable)

□ The lessee shall sign the agreement as an individual before incorporation, and replace the agreement subject within three months after the incorporation is completed.

□   The lessee signs the agreement as an individual.

□  The legal representative shall sign the agreement on behalf of the company.

Is there a need to change the agreement (please mark “√” where applicable):  □YES   □ NO

Note: Xin Enhua Venture Community will strictly implement the invoicing principle of “Issue the invoice according to the subject of the agreement” according to the relevant provisions of the tax law. Please note that the name of the invoice recipient will be consistent with the agreement and cannot be changed. If it is necessary to change the contract party, please check YES in the “Is there a need to change the agreement.” If the lessee has established an enterprise, please contact your service specialist as soon as possible and complete the agreement replacement. As the detailed time of the establishment of the company by the lessee is uncertain, no prompt will be given by us. If checks NO in “Is there a need to change the agreement” or not addressed, the agreement will not be modified. In the event of modification, it shall be deemed as the termination of the agreement and the liability for breach of agreement will be borne by the proposing party.

According to People’s Republic of China (PRC) Civil Code, People’s Republic of China (PRC) Urban Real Estate Management Law and relevant regulations and in order to clarify the relationship between the rights and obligations of the lessor and the lessee, this agreement is signed by both parties through consultation.

Lessor: (Party A) Tianjin Xin Sanlingsan Park Management Co., Ltd.

Mailing address: Room 8108 Region A No.147 Guangrong Rd Hongqiao Dis., Tianjin

Unified social credit code:  [*]

Contact number:

Contact person: Li Shanshan

Contact person telephone number: [*]

E-mail:

Lessee: (Party B) Mingdajiahe (Tianjin) Co., Ltd.

Registered  address:

Unified social credit code:

Contact number:

Contact person: Meng Fangxiao

Contact person telephone number: [*]

E-mail:

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Part I. Description of the location, scope of lease, purpose, lease term, lease price, security deposit, payment method and period

1.1 Party A has the right and agrees to lease No. 425 Xin Sanlingsan Park to Party B for entrepreneurial activities and business operation (hereinafter referred to as “leased property”).

1.2 Party B enters the park to carry out entrepreneurial activities, and the entrepreneurial project. Without the written consent of Party A and the approval of relevant government departments in accordance with relevant laws and regulations, Party B shall not change the above agreed use without authorization. Party B shall not use the leased property for illegal pyramid selling, activities, illegal training and other uses in violation of China laws and regulations; Party B shall not use the leased property for manufacturing purposes or engage in manufacturing workshops, warehouses, guest houses, hotels, restaurants, bars, clubs, gambling and other commercial entertainment places, as well as any other activities that violate laws and regulations, such as fraud, illegal fund-raising and illegal P2P financial business. Party B shall abide by the national and municipal regulations on house use and property management. Party B has conducted site inspection of the leased property, and has fully understood and recognized Party A’s service mode, leased property equipment and facilities and surrounding environment.

1.3 During the lease period, Party B’s application to the relevant government departments to change the business information such as enterprise name, legal representative, enterprise nature, investors, etc. will not affect the validity of this agreement. However, Party B shall report to Party A for filing within three days after changing the information, and re-sign the Lease and Incubation Agreement with Party A if necessary. During the lease period, Party A has the right to change its name, legal representative, nature and investor or the signing subject of this agreement. None of the above actions will affect the effectiveness of this agreement. In the event of such changes, Party B shall cooperate with agreement revision, and the new agreement terms shall remain unchanged.

1.4 Lease term: 12 months, from Feb. 13, 2023 to Feb. 12, 2024.

1.5 Lease price and invoicing: the monthly lease price for Party B is 2,000 RMB/month, including rent 811 RMB/month, property management fee 378 RMB/month, incubation service fee 811 RMB/month.

Note: Party B shall apply to Party A for issuing invoices within 30 days after the full payment of each accounting period; Party B has no right to apply to Party A for reissuing the invoice after its loss of invoice; The specific items invoiced by Party A are consistent with those listed in Article 1.5 of this agreement.

1.6 Deposit and payment: the deposit and payment are closely related to the lease price, and the deposit amount and payment method cannot be changed during the agreement period.

According to Party B’s lease price, the combination of lease deposit and payment method is:

☑Deposit (3 months rent) and upfront payment of 3 months rent (i.e. the deposit is three times the monthly lease price, and the rent is paid quarterly)

口Deposit (3 months rent) and upfront payment of 6 months rent (i.e. the deposit is three times the monthly lease price, and the rent is paid semi-annually)

口Deposit (2 months rent) and upfront payment of 12 months rent (i.e. the deposit is twice the monthly lease price, and the rent is paid annually)

口 Deposit (1 month rent) and upfront payment of 24 months rent  (i.e. the deposit is the monthly lease price, and the rent is paid for 24 months).

Note: Deposit receipt can be provided instead of deposit invoicing.

Party A will issue the notice of payment for the current period on the 15th of each month, and Party B shall pay the rent and fees for the next period (quarterly/semi-annually/annually) by the 25th of the same month. If Party B does not complete the payment before the 25th of the month (including the 25th), Party A has the right to publicize the unpaid fee on the public notice board of the park and start charging the late payment fee from the 26th of the month onwards, the daily late payment fee is RMB300 (i.e., 15% of the lease price of the month). If Party B still does not pay the fees on the due date, Party A has the right to publicize the late payment information of Party B (including but not limited to the notice of the public area of the park, the notice of the main entrance of the subject premises, etc.) and require Party B to pay all the fees and the late payment fee within 3 days; if Party B still does not pay all the fees within 3 days from the due date, Party A has the right to take measures to cut off water, electricity, network, communication and air conditioning supply and/or replace the subject premises. Party A has the right to take measures to cut off water, electricity, network, communication and air conditioning supply and/or replace the locks of the subject premises, suspend Party B’s staff card and elevator card and/or deny entry to the subject premises (the

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above measures are referred to as “measures to cut off water and electricity”); if Party B still fails to pay the rent due and liquidated damages within 5 days from the due date of the fee, the lease contract between Party A and Party B will be terminated naturally. After the termination of the contract, Party B is still required to pay the liquidated damages arising from the late payment and the rental fee for 5 days after the expiration date. Party A will send legal documents to serve and notify Party B that the contract has been terminated and dispose of the items left in the household on the date of termination of the contract, and Party B will bear the relevant costs arising from the disposal of the items left. If Party B still does not contact Party A within 15 days after the due date of the fee, Party A will treat all items in Party B’s room as abandoned items and will not assume any responsibility, and the room will be immediately restored to a leasable state for rental activities.

1.7 Deposit refund. When this contract is terminated at the end of the normal term, both parties will have fulfilled all rights and obligations arising from the leased property and settled all costs, and Party B will return the leased property to Party A in good condition. If Party B uses the leased property as the registered address or business address for industrial and commercial record, Party A will refund the deposit to Party B without interest within 30 working days after Party B’s industrial and commercial cancellation or change procedures are completed. If there is any complaint or dispute caused by Party B’s renting the property before Party A refunds the deposit to Party B, Party A has the right to withhold Party B’s deposit in full or in part as the case may be, and refund the remaining deposit (if any) to Party B after the complaint or dispute has been dealt with.

1.8 The Security Deposit is only a guarantee of Party B’s performance of its obligations under this agreement and does not relieve Party B from liability for breach of contract. Party B shall not use the deposit to offset any other payable amount. If Party B violates the terms of this agreement and defaults on the payment of its obligations, Party A shall have the right to deduct from the deposit the amount owed by Party B and decide the order of offsetting the amount at its own discretion.

1.9 In the case that Party A deducts the deposit according to the provisions of this agreement, Party B shall make up the remaining amount to be paid to Party A within 5 days after receiving the written notice from Party A requesting it to make up the deposit.

1.10 Party A’s acceptance of Party B’s rent, management fees and other payments shall not be regarded as a waiver of Party A’s right to hold Party B liable for breach of contract.

1.11 Invoice: During the performance of this agreement, if the national tax rate adjustment leads to tax changes, a supplementary agreement will be signed to modify the lease price in Article 1.5, and the increased tax will be borne by Party B to ensure that the after-tax amount earned by Party A remains unchanged. If Party B requests invoicing to be held, Party B shall inform Party A in advance, and Party A shall reserve the right to issue invoices for Party B for six months. After six months, Party A will consider Party B to waive the invoices, and declare as “income without invoices.” If Party B still needs to apply for invoices after over six months, relevant taxes and fees arising from repeated tax returns shall be borne by Party B.

(At present, the tax rate is about 21% of the invoice value. In case of policy adjustment, the actual tax rate at that time shall prevail).

1.12 Other rates:

Charge Item	Rates	Measuring Unit	Receipt Issuer	Description
Tap water	/	RMB/ton
Reclaimed water	/	RMB/ton
Electricity	/	RMB/kwh
Public network		RMB/mo.
Energy/overtime energy		RMB/hour

Deposit Item	Rates	Collection	Refund Description	Comment
Broadband		With deposit	Refund 30 days after removal and cancellation
AC/keys/fingerprint		With deposit	Refund 30 days after check out
Utilities card		With deposit	Refund 30 days after check out

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Keys	With deposit	Refund 30 days after check out
Registration deposit	With deposit	Refund within one month after relocation
Removal of left articles	With deposit	Refund 30 days after check out
Others

Note: During the lease period, the energy cost may fluctuate with the government’s price adjustment.

1.13 The lease price and various fees involved in this agreement are settled in RMB.

Part II Occupancy Conditions, Decoration and Layout

2.1 By the check-in date notified by Party A, public service facilities such as electricity, lighting, air conditioning, elevator and toilet have been installed and can be used normally in the public area of this building.

2.2 When Party A delivers the occupancy notice to Party B, it shall also list the existing facilities and equipment in the leased property in writing, which shall be confirmed by Party B’s signature or seal after inspection.

2.3 For the first renovation, Party A is responsible for the expenses of fire control construction and acceptance, and the expenses of air conditioning renovation. The part that exceeds the renovation standards provided or stipulated by Party A or the property management company falls to the extra increase of Party B and shall be borne by Party B.

2.4 During the lease period, if Party B needs to renovate or partially renovate again, it must obtain the written consent of Party A and the property management company before it can be carried out. At the same time, Party B shall ensure that the construction contractor has the qualification for installation and renovation stipulated by the state, and obtain the approval of all relevant government departments before renovation. Party B shall ensure that during the decoration construction, the construction personnel will abide by the discipline and law, conduct civilized and safe construction, abide by the decoration regulations of the property management company, and accept the supervision and management of Party A and the property management company, and all responsibilities arising from Party B’s construction shall not be transferred due to the approval of Party A or the property management company.

2.5 Party B’s decoration shall not damage the main structure of the leased property and affect the normal use of the property, and the safety of public facilities shall conform to the national safety standards. If Party A needs to assist in the renovation process, Party A can assist Party B in relevant work, and all expenses required shall be borne by Party B.

2.6 Party B shall be solely responsible for the casualties and all property losses caused by the renovation construction contractor of Party B during the renovation.

2.7 After Party B’s construction is completed, it can only be used after it is approved by the relevant government departments and accepted by Party A.

2.8 During the lease term, Party B shall keep the leased property in a good clean and proper use condition. If the leased property and its ancillary equipment are damaged or broken down due to the fault of Party B and its related third parties, Party B shall be responsible for the maintenance and compensate the related expenses. If Party B refuses to maintain, Party A may do so on its behalf, and all expenses incurred shall be deducted from Party B’s lease deposit. At the same time, Party B shall make up the lease deposit within five days. Otherwise, it shall be regarded as Party B’s breach of agreement, and Party A has the right to prematurely terminate the agreement. If any personal injury or property loss is caused by this, Party B shall bear the relevant responsibilities, and Party A shall have the right to claim compensation from Party B.

2.9 During the lease term, Party B shall reasonably use the leased property and its ancillary facilities within its business scope, and Party B must keep all accessories inside the property (whether belonging to Party A or Party B) in a leasable state (except for reasonable wear and tear). During the lease period, Party B needs to maintain the interior of the leased property. If Party B applies to the property management company for maintenance, Party B shall pay according to the maintenance fee standard of facilities and equipment provided by the property management company.

2.10 Party B shall abide by the rules and regulations on equipment installation and maintenance adopted by Party A and the management company.

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2.11 If, due to Party B’s fault, the leased property is in danger from fire control systems, sprinkler systems, electrical installations, plumbing, communication systems, building automation systems, air conditioning coils, fans and drainage systems, or does not meet the legal requirements of the relevant public facilities unit, Party B shall hire a contractor appointed by Party A to replace or repair the property and pay the related costs.

2.12 If the exterior glass wall of the leased property is damaged (including cracks or scratches) due to the fault of Party B or a related third party during the lease period, Party B shall bear all the expenses for repair or replacement.

2.13 During the lease period, Party B shall take all reasonable preventive measures, such as closing doors and windows and cutting off power supply, to prevent the leased property from being damaged by storms or other severe weather. Party B shall bear all the responsibilities for the losses caused by Party B’s improper precautions.

Part III Rights and Obligations of Both Parties

3.1 During the lease period, both parties shall abide by the provisions of the Park Management Convention. The guarantees and restrictions of this convention are binding on both parties.

3.2 During the lease period, Party A may, according to the actual needs of the park management, formulate, publish, modify or cancel relevant management regulations, decoration regulations and necessary rules and regulations, but it shall not damage Party B’s rights or increase Party B’s obligations under this agreement.

3.3 During the lease period, both parties shall abide by the rules and regulations of the property management center in the park.

3.4 During the performance of this agreement, Party A may enter the leased property only with the consent of Party B; However, in case of special circumstances such as water leakage, flooding, power renovation or fire, and administrative supervision by the superior management authority, Party A has the right to enter the leased property and will not bear any liability for breach of agreement.

3.5 During the lease period, if Party B lends, sublets, exchanges or share the leased property with others without Party A’s consent, and modifies, builds or changes the use of the property without authorization, Party A has the right to terminate the agreement with Party B, and the deposit will not be refunded. If the deposit is insufficient to make up for the losses caused to Party A, Party A has the right to demand compensation from Party B until the losses are made up for Party A.

3.6 During the lease period, Party B shall not store flammable, explosive or toxic substances or engage in illegal activities. If the subject premises are seized by any judicial or administrative organ due to the reason of Party B, Party A has the right to terminate this contract with Party B. The security deposit will not be refunded, and if the security deposit is not sufficient to cover the loss to Party A, Party A has the right to request Party B to compensate until the loss to Party A is covered (Party A’s loss includes, but not limited to, notary fees, attorney’s fees, litigation fees, costs of restoring the subject premises to its original condition, and liquidated damages paid by Party A to the next tenant).

3.7 During the lease period, Party B shall be responsible for the maintenance expenses of the second renovation and additional equipment. The equipment added by Party B shall be owned by Party B. When this agreement is terminated or dissolved prematurely, the facilities and equipment added by Party B shall be removed to restore the original building structure. If the removal of the added facilities and equipment affects the integrity of the building, Party B shall not remove them and agree to transfer them to Party A free of charge. Party B shall jointly check the indoor facilities and equipment with Party A. If the facilities and equipment are in good condition, and the state of the leased property is the same as that when Party A handed it over to Party B, and Party B has settled all expenses (including but not limited to water, electricity, internet fees, parking fees, liquidated damages, etc.) arising from the use of the leased property, completed the registration migration (if any), and returned the keys and water and electricity cards of the leased property to Party A in full (hereinafter referred to as the ‘surrender of tenancy’), Party A shall return the security deposit and deposit to Party B without interest, and the security deposit and deposit shall be refunded no later than 30 working days from the date of completion of the  surrender procedures.

3.8 During the lease period, Party B shall pay attention to waterproof and fire prevention, and shall not use inferior sockets, wiring boards, household appliances, etc., high-power equipment (including but not limited to electric heaters, etc.), and shall not change the power supply circuit without authorization. In case of water leakage or fire due to Party B, which causes losses to Party A or other third parties, Party A has the right to terminate this agreement

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without returning the security deposit; if the security deposit is insufficient to make up for Party A’s losses, Party A has the right to demand compensation from Party B until it makes up for Party A’s losses (including but not limited to notarization fees, attorney fees, legal fees, expenses for restoring the leased property to its original state, liquidated damages paid by Party A to the next tenant, etc.); In addition, Party B shall bear corresponding civil liability and criminal liability, and be liable for all losses.

3.9 During the lease period, the property owned by Party B shall be managed by Party B itself.

3.10 During the lease period, without the written consent and approval of Party A, Party B shall not add locks and security facilities to replace the leased property.

3.11 During the lease period, if Party B needs to make door plate or lease advertising booths, it shall apply to Party A in writing, and Party A shall reply as soon as possible; Without the consent of Party A, Party B shall not erect or display any campaign materials such as words, signs or advertisements in any part other than the leased property, including the part outside the wall, or through any window. The location of Party B’s signboard shall be in accordance with Party A’s instructions. Party B shall not change the structure of the building and the appearance of any part of the building, nor block any windows. The placement of any campaign materials shall not affect other users and affect the image of the building.

3.12 During the lease period, if there are expenses related to the use of the property that are levied by the relevant government departments but are not listed in this agreement, Party B shall pay them according to the regulations of the relevant government departments.

3.13 During the lease period, Party B shall abide by the national fire laws, regulations and technical specifications, implement the relevant fire management regulations and standards of the location of the leased property and the safety rules formulated by Party A, perform its own fire safety responsibilities and ensure fire safety. Party B shall not damage, misappropriate, dismantle or stop using fire control facilities and equipment, and shall not change the installation position of fire control facilities without authorization.

3.14 During the lease period, Party B shall take the initiative to pay all the fees involved in the contract. If Party B does not pay the fees according to the contract by the due date, Party A has the right to publicize the late payment information of Party B (including but not limited to the notice of the public area of the park and the notice of the main entrance of the leased property, etc.).

3.15 During the lease period, Party A has the right to supervise Party B’s legal use of the leased property. If Party A has to bear any responsibilities or suffer any losses due to Party B’s illegal behavior or Party B’s violation of the scope and use of the leased property agreed in this agreement or improper use of the leased property, Party B shall compensate. Party B shall be responsible for repairing and bearing the relevant costs if the subject premises and its ancillary equipment and facilities are damaged or broken down; if Party B refuses to repair, Party A may repair on behalf of Party B at Party B’s expense.

3.16 During the lease period, if Party B breaches the agreement and terminates prematurely, it shall return the original invoices such as rent, property management fee and incubation service fee to Party A, and Party A shall reissue the invoices for Party B according to the actual lease period and rent. (The average taxpayer enterprise should contact Party A after obtaining the tax receipt by operating the tax control system within 10 days after surrender the lease).

3.17 When the performance term of this agreement expires and Party B does not renew the lease, Party B shall sign a confirmation of check-out with Party A before the expiration of the lease term, return the leased property to Party A as agreed in this agreement and move out in time.

3.18 If the agreement is dissolved due to Party B’s unilateral termination or Party B’s breach of agreement, Party B shall remove the articles in the subject premises in time within the next day after the agreement is dissolved; If Party B fails to remove the articles from the subject premises within the time limit specified in this clause, or Party B can’t be reached and abandons the site, it shall be deemed that Party B has given up the ownership of any decoration, facilities, equipment and articles left in the leased property, and Party A has the right to dispose at its own discretion. The disposal expenses (including but not limited to handling fees and notarization fees) arising therefrom shall be borne by Party B, and Party A has the right to deduct them from the deposit. At the same time, it does not exempt Party A from the right to recourse from Party B. Party B is fully aware of the handling procedures, measures and legal consequences of the above overdue payment, and Party B has no right to pursue any responsibility of Party A or claim any compensation from Party A. The overdue fine shall be subject to Article 1.6 of this agreement; If Party A

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unilaterally terminates this agreement with Party B due to overdue payment of fees, the deposit will not be refunded, and Party B shall also compensate Party A for all losses (including but not limited to notarization fees, attorney fees, legal fees, expenses for restoring the leased property to its original state, liquidated damages paid by Party A to the next tenant, etc.).

3.19 After the termination of this contract, Party B shall vacate the subject premises, restore it to its original state or a state acceptable to Party A (Party A shall not be required to pay any expenses to Party B for the retained renovations or additions) and return it to Party A within the period specified in the above two articles. Party B shall not be required to compensate Party B for the depreciation of the renovation facilities or equipment caused by restoring the subject premises to its original condition.

3.20 During the lease period, Party B shall complete the formalities of migrating or canceling the industrial and commercial and tax registered address from the leased property (if any) within 30 days after the termination or early dissolution of this agreement.

3.21 After this agreement comes into effect, both parties shall earnestly perform it. If the agreement cannot be performed due to the fault of one party, the party at fault shall be responsible for compensating the other party for its economic losses.

Part IV Site Repair and Maintenance

4.1 During the lease term, if Party B redecorates, Party A will not carry out any indoor maintenance.

4.2 During the lease term, Party B shall maintain the normal use of the existing equipment and facilities of the property, and obtain the written consent of Party A in advance if it is necessary to make adjustments.

4.3 Notwithstanding the above agreement, during the lease term, Party B shall cooperate when Party A voluntarily carries out maintenance and overhaul of the leased property. If Party A fails to maintain and repair in time due to Party B’s neglect or refusal to cooperate, all losses and compensation (including the third-party maintenance and repair fees already paid) arising therefrom shall be borne by Party B.

Part V Description of Incubation Service

5.1 Party A accepts the tenancy of Party B within the park, and the leased site has the capacity for business registration (☑ YES □ NO ) of 1 business entities for Party B. When a business is registered, Party B shall take the initiative to contact Party A for registration.

5.2 If Party B over-registers or lends the site to others for registration without Party A’s knowledge, Party A has the right to evict Party B and will not be liable for breach of agreement.

5.3 Party A provides exclusive service for Party B to regularly understand the development of Party B’s enterprises, convey to Party B the relevant policies and regulations of national and local governments, and provide policy guidance to assist enterprises in implementing various preferential policies. Depending on Party B’s needs, Party A will provide exclusive guidance from entrepreneurial mentors in the direction of marketing, business management consulting, achievement facilitation and transformation of achievements, and assist Party B in connecting with corresponding service departments to ensure the normal operation of Party B’s incubation and hosting.

5.4 Incubation services provided by Party A for Party B include: industrial and commercial registration and tax registration, bank account opening appointment, bookkeeping agency, application for high-tech enterprises, application guidance for high-tech enterprises, intellectual property application agency, enterprise management consultation, business services, training services, legal consultation and investment and financing services.

5.5 Party A regularly organizes networking activities among enterprises, exchanges enterprise development experience and conducts business cooperation.

5.6 Party A shall provide a free online communication platform and enterprise management application software for Party B to use for free (if customization is required, relevant design fees shall be paid).

Part VI Sublease and Renewal

6.1 During the agreement period, Party B shall not sublet, lend or exchange the leased property to others without

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authorization in any form.

6.2 After the lease expires, if Party B does not violate the stipulations of this agreement during the performance of this agreement, and Party A intends to continue to lease the property, Party B shall have the priority to lease under the same conditions as other tenants. If Party B intends to renew the lease, it shall submit a written application to Party A three months before the expiration of the lease term agreed in this agreement. After Party A’s written consent, both parties can renegotiate and sign a new lease agreement. If Party B fails to submit a written application for lease renewal within the above time, or both parties fail to sign a new lease agreement within one month after Party B submits the application for lease renewal, or Party A does not agree to continue to lease the leased property to Party B, it will constitute that Party B loses the priority to lease the property, and this agreement will naturally terminate at the expiration of the lease term, and Party B will return the leased property according to the stipulations of this agreement.

6.3 If Party B fails to check out after the expiration of the lease term without reaching a renewal agreement with Party A, the rent shall be adjusted to three times of the original rent, which shall be paid by Party B within 3 days before its evacuation.

6.4 Party A has the right to take any third party with it to inspect the leased property within two months before the expiration of the lease term after notifying Party B in advance, and Party B shall cooperate.

6.5 Party A has no obligation to forward the articles or information delivered for the lessee to the building or the property after Party B checks out, and does not undertake any responsibilities such as keeping and notifying.

Part VII Evacuation from the Leased Property by Party B

If the lease term expires or this agreement is dissolved prematurely (whether unilaterally or through negotiation between both parties), Party B shall evacuate from the leased property within the next day. If Party B fails to check out or return the leased property within the time limit, Party A has the right to take back the leased property according to the law or the agreement, and collect compensation equivalent to three times the original rent from Party B for the overdue part in accordance with Article 6.3. Party A and Party B shall jointly accept and hand over the leased property. If the leased property returned by Party B contains fixed attachments, devices and additional equipment and Party A agrees to accept it, it shall be deemed that Party B agrees to give up the property ownership of such fixed attachments, devices and additional equipment, and Party B shall not ask Party A for any compensation. If Party A does not agree to accept it, Party B shall return the leased property to Party A in its original state, including but not limited to restoring the ceiling open fire sprinkler system and smoke detector, dismantling and returning the fan coil, thermostat, lamp panel, air supply outlet, return air inlet, and ceiling materials (the quantity shall be counted on site according to the list of standard electro mechanical facilities in the leased area, and all the missing quantities shall be made up by Party B or compensated for the damage or loss of materials).

Part VIII Termination of the agreement

8.1 During the lease period, in the event of the following circumstances where:

(1) The performance of this agreement is affected by serious deterioration of business conditions, transfer of property, withdrawal of funds and loss of business reputation;

(2) Party B is liquidated, bankrupt, its property is sealed up or frozen, its property is enforced by judicial organs, and its debt paying ability drops sharply, which may affect the performance of its obligations under this agreement. Party A may require Party B to increase the performance security, and if Party B refuses, Party A may terminate this agreement, and the deposit collected shall not be refunded, and Party B shall be held liable for breach of agreement.

8.2 During the lease period, if any property of Party B in the leased property is taken by the people’s court or other administrative law enforcement departments in any form or sealed up, resulting in the inability to continue to perform this agreement, Party A may terminate this agreement, and the deposit collected will not be refunded and Party B shall be accountable for breach of agreement.

8.3 Party A and Party B shall not be responsible for each other if the agreement cannot be continued or losses are caused due to force majeure factors or national policies. Force majeure refers to unforeseeable, inevitable and insurmountable objective conditions, including but not limited to earthquake, tsunami, riots, government demolition, transformation and policy adjustment.

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Part IX Liability for Breach of Contract

9.1 During the agreement period, if either party unilaterally proposes to terminate the agreement, it shall notify the other party in writing two months in advance. If the other party agrees, the proposing  party shall pay liquidated damages to the other party 15% of the total contract price (including but not limited to rent, property management fee, incubation service fee and other fees).

9.2 At the beginning of the lease term, Party B shall pay the deposit in full in strict accordance with Articles 1.5 and 1.6 of this agreement. If Party B fails to pay the deposit in full as agreed, it will be regarded as a breach of contract by Party B, and Party A may terminate this agreement. Party A may re-lease the property without notifying Party B, and if there is any deposit paid, it will not be returned. Meanwhile, Party B shall pay the liquidated damages Party A according to the total amount of the deposit agreed in Articles 1.5 and 1.6 of this agreement.

9.3 Party B shall not refuse to pay or default on the rent and other expenses for any reasons. If Party B fails to pay the rent and other expenses in full within the time stipulated in the agreement, Party B shall pay Party A a late fee of 15% of the lease price of the current month every day. If Party B fails to pay the rent and other expenses in full for 3 days within the time agreed in the agreement, Party A will stop providing services for the party (including but not limited to supplying Party B with utilities, access control, business services, and assisting in releasing goods, etc.), and the resulting loss shall be borne by Party B and shall not be used as a reason for refusing to pay the rent and any other fees due.

9.4 During the lease period, in the event of any of the following:

(1) Party B fails to pay the rent and other expenses in full as agreed in the agreement for 5 days;

(2) Party B defaults on the rent and other expenses for three times;

(3) Use the leased property for other purposes than those agreed in the agreement without the written consent of Party A in violation of Article 1.2 of the agreement;

(4) Sublet, lend or exchange the leased property to others without the written consent of Party A in violation of Article 6.1 of the agreement.

Party A considers Party B to be in serious breach of the contract and has the right to terminate the lease agreement with Party B without a deposit refund and  the right to take back the property and for re-lease, and Party B will also bear the rent for the remaining period of the contract as compensation from Party A.

9.5 If the actual lease term is less than the lease term due to Party B’s violation of this agreement, it shall be deemed that Party B is not entitled to rent-free period, and Party B shall immediately make up to Party A all the rent and/or other fees exempted during the rent-free period.

9.6 If Party B prematurely terminates the agreement or breaches the agreement during the agreement period, Party A has the right to recover the intermediary service fee paid to the third party due to the introduction of Party B.

9.7 If the Lessee fails to move all his belongings out of the premises within the date of termination of the agreement, it shall be deemed that the Lessee has voluntarily given up the ownership of these belongings, and the Lessor has the right to appoint personnel to handle these left-behind belongings in any manner, without any compensation to the Lessee or any liability for compensation. The Lessor has the right to charge the Lessee the storage fee for these items and claim the losses arising from the handling of related items.

9.8 If the lessee defaults on the payment of rent, property management fees and other fees, liquidated damages, compensation (if any), the lessor has the right to lien any items and property placed in the premises by the lessee. If the lessee does not pay the aforementioned arrears within 3 days from the date of termination of the agreement, the lessor or the lessor’s authorized agent shall have the right to appoint someone to enter the premises and dispose of the aforementioned items and properties. The sale proceeds shall be used to offset the aforementioned expenses and the expenses of the lessor in disposing of the items. If the sale proceeds from the disposal are sufficient to cover all of the aforementioned expenses, the lessee is entitled to take back the remaining items and property. If the Lessee does not retrieve the remaining items and property within 3 days after the Lessor sends a written notice to the Lessee, the Lessee shall be deemed to have automatically relinquished its ownership rights and the parties shall refer to Article 9.7 of this agreement and the Lessor shall not be required to give any compensation to the Lessee nor shall it be liable for any compensation in respect of all the aforesaid matters.

9.9 If the Lessee does not return the premises to the Lessor in accordance with the above provisions within the date of termination of this agreement, the Lessor shall have the right to enter the premises and dispose of the contents of

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the premises in any manner whatsoever and restore the premises to the condition in which they were provided to the Lessee, without any compensation to the Lessee and without any liability to the Lessor. The Lessee shall also indemnify the Lessor for all costs incurred by the Lessor in disposing of the aforementioned items and restoring the premises to the condition in which they were provided to the Lessee.

9.10 During the lease period, if Party B commits one of the following:

(1) Party B uses the leased property to engage in illegal activities, which damages public interests or the interests of others;

(2) Party B changes the lease purpose agreed in this agreement;

(3) Party B violates the agreement in this agreement, does not undertake maintenance responsibility or pay maintenance fees, resulting in damage to the leased property or facilities and equipment;

(4) Renovating the leased property, changing the structure of the leased property or committing other destructive acts without the written consent of Party A;

(5) Party B sublets, lends or exchanges the leased property to others without authorization;

(6) Storing inflammable, explosive and other dangerous goods or other prohibited items in the leased property;

(7) Other acts in violation of laws and the provisions of this agreement.

Party A has the right to terminate this agreement, the deposit collected will not be refunded and claim compensation from Party B for the losses suffered.

9.11 Party B shall be liable for all actions, claims, losses, damages and attorneys’ fees (i.e. costs incurred by Party A in the exercise of any of its rights hereunder) suffered or incurred Party A as a result of any breach, non-compliance or non-performance of any term, condition, agreement or provision of this Lease Agreement, or any act, negligence by Party B.

9.12 For the purposes of the lease agreement and these lease terms, the acts, faults, negligence or omissions of any of Party B’s contractors, employees, agents or invited visitors shall be deemed to be the acts, faults, negligence or omissions of  Party B and  Party B shall be liable therefor.

9.13 In the event of termination or premature termination of this agreement, Party B shall complete the procedures for cancellation or change of address of all licenses, approvals or permits relating to the leased premises when returning the leased premises to Party A. Party B shall fully compensate Party A and/or future tenants of the  leased premises for any loss caused by Party B’s delay or refusal to complete the aforementioned procedures.

9.14 The Lessee’s activities in the premises must comply with all provisions of Chinese laws and regulations, including but not limited to administrative laws and regulations such as industrial and commercial administration, otherwise the Lessor has the right to unilaterally terminate this contract. If the Lessee violates the laws, regulations and rules and causes any economic loss (including administrative penalty loss) to the Lessor or any third party, the Lessee shall bear full compensation and indemnity responsibility. If the Lessor’s reputation is affected by the Lessee’s violation of relevant laws and regulations, the Lessee shall compensate the Lessor for the damage to the Lessor’s reputation and all costs incurred in taking remedial measures.

Part X Transfer of Lease Right

10.1 During the term of the lease, Party A shall have the right to transfer the right to lease and use the leased premises (including the rights and obligations under this Lease) to an affiliate of Party A or a third party authorized by Party A under the brand name of Party A (hereinafter referred to as “the transferee of the right to lease”) by giving Party B one month’s prior written notice, and the transferee of the right to lease the Leased Premises shall continue to perform Party A’s rights and obligations under this lease, and Party B shall continue to perform its rights and obligations under this lease. Party B shall continue to perform the rights and obligations of this lease agreement. Party A shall not be liable to Party B for any compensation in respect thereof and Party B shall not object to the assignment of the leased premises by Party A to the leasehold transferee.

10.2 Party A shall provide relevant supporting documents to Party B, and if necessary, Party B shall re-sign the agreement with the leasehold transferee, and the new terms and conditions of the agreement shall remain unchanged.

Part XI Non-Compete

Party B acknowledges that from the date of signing this lease agreement to the end of the final lease term stipulated in the agreement, it shall not directly or indirectly employ any employee of any department within Party A’s group,

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including employees who have been on-the-job or left for less than three months.

Part XII Notice and Service

12.1 All notices required to be sent under this agreement shall be in written form, and Party A and Party B shall send written notices or other documents at the address listed in this agreement:

Party A: Tianjin Xin Sanlingsan Park Management Co., Ltd.

Address for service: Front Desk No.147 Guangrong Rd., Hongqiao Dis., Tianjin

Party B: Mingdajiahe (Tianjin) Co., Ltd.

Address for service: Room 425 Xin Sanlinsan Park No.147 Guangrong Rd., Hongqiao Dis., Tianjin

12.2 The mailing address, e-mail address and telephone number specified in this agreement are the effective mailing addresses for both parties during the performance of the agreement and during the period of disputes arising from the performance of the agreement. Both parties confirm that it has legal effect, and both parties agree to notify the other party in writing if there is any change. Any document, notice or other correspondence, if sent by mail, will be deemed to have been delivered on the 3rd day (the day of mailing is the first day), and the date of delivery of the express bill will serve as a valid proof of delivery; If sent by email, it will be deemed to have been delivered, and the records sent by both parties will serve as valid proof; In case of delivery by hand, it will be deemed to have been delivered when the other party signs for it, and the receipt will serve as valid proof; If rejected by the other party, it can be served by lien, and the corresponding photos or videos can be served as receipt or by other delivery methods agreed in this agreement.

Part XIII Applicable Law and Dispute Resolution

13.1 The signing, performance, interpretation and dispute settlement of this agreement shall be governed by the laws of People’s Republic of China (PRC).

13.2 Any dispute between Party A and Party B during the performance of this agreement shall be settled through negotiation. If negotiation fails, both parties agree to bring a lawsuit to the people’s court where the leased site is located according to law.

Part XIV Confidentiality Clause

During the lease period and within six months after the expiration of the lease period, Party B shall keep this agreement and all agreement-related information strictly confidential (including but not limited to information such as rental charges and default clauses), and shall not disclose or make confidential information public to any institution or individual other than the parties to the agreement.

Part XV Other Clauses

15.1 The title of this agreement is only for the convenience of retrieval and use, and has no explanatory or restrictive effect on the terms of the agreement.

15.2 For matters not covered in this agreement, both parties shall sign a supplementary agreement after negotiation. The supplementary agreement is an effective part of this agreement. If the expression of the supplementary agreement is inconsistent with that of this agreement, the expression of the supplementary agreement shall prevail.

15.3 The intermediary service fee of this agreement refers to the reasonable fees charged by the real estate agency in the process of providing intermediary services to promote the conclusion of the cost agreement between Party A and Party B.

15.4 What Party A provides is a new lease model, which is different from the general house lease business. Party A provides office space solutions for service-oriented office, and provides station-style butler office services for Party B (Party A is equipped with floor administrative butler, and the daily work of the front desk administrative manager, such as daily business reception, meeting room layout, express delivery, etc., and provides conference rooms, roadshows, tea rooms and negotiation rooms for the common use of enterprises in the park). Before Party B signs this agreement, Party A has fully explained to Party B the location, floor, orientation, decoration status, fire-fighting facilities, leasing mode, service mode and service scope of Party A, and Party B has fully understood and recognized all the conditions of the leased property, and has no objection to the stipulations of this agreement. The lease price of

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this agreement is jointly determined by Party A and Party B based on the principle of equal consultation, and is based on the lease, and the area is not used as the basis for calculating any expenses of Party B. Both parties have no dispute or ambiguity about the expenses from beginning to end. The lease price includes rent and property management fee and incubation service fee. Other expenses arising from Party B’s use of the leased property shall be paid separately by Party B. Meanwhile, Party A and Party B unanimously confirm that if relevant documents are signed separately for handling industrial and commercial registration or other special needs during the lease period, any terms of the documents (including the recorded lease area) will only be used for specific purposes and will not have any impact on this agreement, and any conflicting terms will be subject to this agreement.

15.5 Payment instructions: The rent, deposit, property management fee, incubation service fee, liquidated damages and other fees payable by Party B under this agreement shall be remitted to the account designated by Party A:

Account name: [*]

Bank name and address: Banking Department Tianjin Branch China Construction Bank

Account number: [*]

If there is any change, Party A will inform Party B in writing, and the changed account shall prevail.

15.6 Party B’s invoicing information:

Invoice Type 口 VAT Ordinary Invoice 口 VAT Special Invoice 口 No invoice will be issued.

* Name:

* Tax number:

* Address:

* Contact telephone number:

* Bank of deposit:

* Bank account number:

* E-invoice receiving mailbox:

Please fill in all the above information and provide the general taxpayer qualification certificate when issuing the special invoice.

15.7 This agreement constitutes the entire agreement between Party A and Party B on matters related to this agreement, and supersedes all previous oral and written agreements on matters contained in this agreement. Any provision of this agreement includes but not limited to the terms of limitation or exemption of liability by Party A and Party B respectively or jointly, to which both parties have paid full attention, and both parties agree to confirm all the terms of this agreement by signing this agreement.

15.8 Party A and Party B unanimously confirm that if there is any conflict between this agreement and the property lease agreement signed by both parties during the lease period, this agreement shall prevail and both parties shall abide by it. After the signing of this agreement, Party A shall be responsible for going through the agreement registration formalities with the district housing leasing authority where the leased property is located according to the law. If necessary, Party B shall provide relevant supporting documents to assist Party A in going through the registration formalities. Party A and Party B shall bear the corresponding taxes.

15.9 During the agreement period, Party B shall coordinate and handle all disputes with the third party, and all the responsibilities and government penalties arising from the disputes shall be borne by Party B only. Party B shall also consciously safeguard the goodwill image of the building and Party A, and ensure that Party A will not be complained and claimed by any third party or punished by government agencies because of the services or other behaviors provided by Party B in the leased property, otherwise, Party B shall not only bear all legal responsibilities, but also compensate for the losses suffered by Party A (including but not limited to all expenses and expenses incurred by Party A).

15.10 During the agreement period, if Party B violates, fails to comply with or fails to perform any of its responsibilities under the lease agreement, if Party A does not hold Party B accountable for the time being, it does not constitute that Party A gives up the basis for holding Party B accountable for any continuous or future violation, non-compliance or non-performance, or it shall not detract from or affect in any way Party A’s right and remedy to hold Party B accountable for any continuous or future violation, non-compliance or non-performance. Party A makes or fails to make any matter shall not constitute the waiver of calling Party B to account its breach, non-compliance or non-performance by Party A, unless Party A expressly waives the right in writing.

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15.11 The annex is an integral part of this agreement and has the same legal effect as this agreement; If Party A and Party B need to attach other annexes to this agreement separately, it shall be confirmed and agreed by both parties in writing.

15.12 Any terms of this agreement are jointly signed by Party A and Party B on the premise that all terms of this agreement are understood and accepted by both parties.

15.13 This agreement is made in duplicate, one for Party A and one for Party B.

15.14 This agreement shall come into effect as of the date of signature and seal by both parties, and shall terminate upon the expiration of the lease term.

There is no text below.

Party A:

Legal representative:

Entrusted agent:

Date:

Tianjin Xin Sanlingsan Park Management Co., Ltd. (seal)

Party B:

Legal representative:

Entrusted agent:

Date:

Mingdajiahe (Tianjin) Co., Ltd. (seal)

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